Exhibit 10.3

FIRST AMENDMENT TO THE

FIRST AMENDED AND RESTATED

MGP INGREDIENTS, INC. SHORT-TERM INCENTIVE PLAN

WHEREAS, MGP Ingredients, Inc. (“Company”) previously adopted the First Amended and Restated MGP Ingredients, Inc. Short-term Incentive Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 11 thereof; and

WHEREAS, the Company desires to modify the definition of Change in Control in the Plan; and

WHEREAS, the Company desires to modify certain other provisions in the Plan.

NOW, THEREFORE, effective the 8 day of August, 2013, the Plan is amended as follows:

1.                                      The following is added as new Section 2.17:

“2.17                  Cause

“Cause” means, as determined by the Board, (i) conviction of a Participant by a court of competent jurisdiction of a felony; (ii) engaging by a Participant in willful fraud in connection with his or her performance of the business of Company; or (iii) a Participant’s failure to cooperate in good faith with any internal, governmental, or regulatory investigation involving or in any way related to the Company or its operations.”

2.                                      Section 2.5 is deleted in its entirety and replaced with the following:

“2.5                        “Change in Control” means any of the following:

a.              The closing of an acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of at least 50% of the then outstanding shares of common stock of the Company or 50% of the then outstanding shares of preferred stock of the Company;

b.              Individuals who, as of July 15, 2013 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to July 15, 2013 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office occurs either eight months prior to or eight months following an actual or threatened election contest relating to the election of the directors of the Company), shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

c.               Approval by the Company of a reorganization, merger, consolidation, in each case, pursuant to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own collectively as a group more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company’s then outstanding voting securities; or

d.              The liquidation or dissolution of the Company or of the Company’s approval of the sale of more than 50% of the assets of the Company over no greater than an 18 month period measured as of the effective date of the first such sale.”

3.                                      The following is added to the end of Section 3.1:

“In exercising its discretion under the terms of this Plan, including where such discretion is within the sole purview of the Committee, the Committee shall exercise such discretion in a reasonable manner.”

4.                                      The following is added to the end of Section 4.2:

“Notwithstanding the foregoing, the Committee’s termination of an Employee’s participation in the Plan shall not, unless otherwise provided under the terms of this Plan (including pursuant to Section 7.4 below), affect such Employee’s rights under the terms of the Plan with respect to the Plan Year in which such termination of participation occurs.”

5.                                      The first sentence of Section 7.4(c) is deleted and replaced as follows:

“Upon termination of a Participant’s employment during a Plan Year for any reason, the Participant shall not be entitled to the payment of incentive compensation for the Plan Year.  Notwithstanding the foregoing, if a Participant’s employment with the Company is terminated by the Company without cause during a Plan Year, such Participant shall be entitled to the payment of incentive compensation as provided under Section 7.2 above, provided that for purposes of determining the amount of such payment, the MEP and individual performance goals shall be measured as of the last day of the month prior to the month in which the Participant’s involuntary termination occurs.”

6.                                      Section 8 is deleted in its entirety and replaced as follows:

“Section 8

Change in Control

Upon a Change in Control, the Plan shall terminate.  The Committee will determine MEP on an annualized basis, based on the Company’s performance through the most recently completed fiscal quarter for which financial results are available.  The Committee will determine the extent to which individual performance goals with respect to a Plan Year have been satisfied through the most recently completed fiscal quarter.  The Committee shall annualize the MEP by dividing the MEP as of the last day of the then most recently completed fiscal quarters for such Plan Year by the number of completed fiscal quarters for such Plan Year, and multiplying the resulting amount by four.  Incentive compensation will be paid on a pro rata basis (measured through the end of such fiscal quarter) in accordance with the guidelines set forth in Section 7.2(b).  Such payment shall be made in a lump sum as soon as feasible following the Change in Control, but in no event later than two and one-half months following the end of the Plan Year in which the Change in Control occurs.”

7.                                      Section 11 is deleted and replaced as follows:

“Section 11

AMENDMENT AND TERMINATION

The Plan may be amended in any manner or terminated at any time by action of the Board of Directors, provided, however, that no such amendment or termination may adversely affect a Participant’s rights under the terms of the Plan without such Participant’s consent.”

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IN WITNESS WHEREOF, the Company has caused this Amendment be executed as of the date first written above.

MGP INGREDIENTS, INC.

By:	/s/ Timothy W. Newkirk

Timothy W. Newkirk, Chief Executive Officer